UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 21, 2016

NGL ENERGY PARTNERS LP
(Exact name of registrant as specified in its charter)

Delaware	001-35172	27-3427920
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

6120 South Yale Avenue
Suite 805
Tulsa, Oklahoma 74136
(Address of principal executive offices) (Zip Code)

(918) 481-1119
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240-14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240-14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240-13e-4(c))

Item 1.01.                                        Entry into a Material Definitive Agreement

On April 21, 2016, NGL Energy Partners LP (the "Partnership") entered into a Class A Convertible Preferred Unit and Warrant Purchase Agreement (the "Purchase Agreement") with Highstar NGL Prism/IV-A Interco LLC and Highstar NGL Main Interco LLC (together, the “Purchasers”) to issue and sell to the Purchasers in a private placement (the "Private Placement") an aggregate principal amount of $200 million of the Partnership’s 10.75% Class A Convertible Preferred Units (the “Preferred Units”) and warrants (the “Warrants”) that may be exercised to purchase common units representing limited partner interests in the Partnership (“Common Units”). The Purchasers are funds managed by Oaktree Capital Management L.P. ("Oaktree"). Oaktree will acquire approximately 16.6 million Preferred Units at a price of approximately $12.035 per Preferred Unit (the "Purchase Price") as well as approximately 3.6 million Warrants, which are subject to certain vesting and exercise terms described below. The Private Placement will be completed over the course of two closings, each of which is scheduled to occur prior to the end of June 2016. Both closings are subject to customary closing conditions. The Purchaser's obligation to fund the second closing is also contingent upon the receipt of certain funding commitments or the identification of an alternative co-investor reasonably satisfactory to it.

Each holder of Preferred Units (a “Preferred Unit Holder”) will be entitled to receive a cumulative, quarterly distribution in arrears at an annual rate of 10.75% on each Preferred Unit then held by such Preferred Unit Holder. At any time after the third anniversary of the initial closing date of the Private Placement (the “Closing Date”), each Preferred Unit Holder shall have the right, subject to certain conditions, to convert the Preferred Units then held by such Preferred Unit Holder, at the conversion rate then in effect, which may be settled in units, cash or a combination of each at the Partnership's election. At any time after the eighth anniversary of the Closing Date, the Partnership shall have the right to convert all of the outstanding Preferred Units into Common Units at the conversion rate then in effect, provided that the Partnership has paid in full all quarterly distributions on the outstanding Preferred Units and that certain conditions described in the Purchase Agreement have been satisfied. At any time after the first anniversary of the Closing Date, the Partnership shall have the right to redeem all of the outstanding Preferred Units at a price per Preferred Unit equal to the Purchase Price multiplied by the redemption multiple then in effect, as described in the Purchase Agreement. Upon a Change of Control (as defined in the Purchase Agreement) of the Partnership, each Preferred Unit Holder shall have the right, at its election, to either (i) require the Partnership to redeem the Preferred Units then held by such Preferred Unit Holder at a price per Preferred Unit equal to the Purchase Price multiplied by the change of control redemption multiple then in effect; (ii) if the Partnership is the surviving entity of such Change of Control, continue to hold Preferred Units; or (iii) convert all of the Preferred Units then held by such Preferred Unit Holder at the conversion rate then in effect. The Preferred Units will vote on an as-converted basis with the Common Units. Pursuant to the Purchase Agreement, on the Closing Date, the Partnership will enter into a registration rights agreement with the Purchasers, pursuant to which the Partnership shall agree to file a shelf registration statement registering the resale by the Purchasers of the Common Units to be issued upon conversion of the Preferred Units and exercise of the Warrants (as described below).

The Warrants will be exercisable for 3.5% of the total number of Common Units that are issued and outstanding immediately prior to the Closing Date, at an exercise price of $0.01 per Common Unit (subject to customary adjustments). The Warrants will not include anti-dilution adjustments for economic dilution, including any such economic dilution resulting from the issuance of Common Units below a particular price. Incidental to their ownership of the Warrants, the holders of the Warrants shall have preemptive rights (proportional to their Common Unit ownership on an as exercised basis) with respect to any issuance of Common Units by the Partnership, subject to certain exceptions including the issuance of Common Units pursuant to an at-the-market program , any employee benefit or compensation program, policy or arrangement, certain mergers and acquisitions, certain firm commitment public offerings, exercises of warrants or options and pursuant to any dividends, splits or other reclassifications. One-third of the Warrants may be exercised from and after the first anniversary of the Closing Date, another one-third of the Warrants may be exercised from and after the second anniversary of the Closing Date; and all Warrants shall be exercisable from and after the third anniversary of the Closing Date. Notwithstanding the foregoing, upon the occurrence of a Change of Control (as defined in the Purchase Agreement) or in the event the Partnership exercises its redemption right as described below with respect to the Preferred Units, all unvested Warrants shall immediately vest and be exercisable in full. Unexercised Warrants will expire on the eighth anniversary of the Closing Date. The Warrants will not participate in cash distributions by the Partnership.

Upon consummation of the second closing, the Private Placement will result in aggregate net proceeds to the Partnership of approximately $196 million, after deducting transaction fees and estimated offering expenses. The Partnership expects to use the net proceeds from the issuance of the Preferred Units to repay borrowings outstanding on its revolving credit facility, which may be re-borrowed in the future to fund capital expenditures and for other general partnership purposes.

The issuance of the Preferred Units pursuant to the Purchase Agreement is being made in reliance upon an exemption from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), pursuant to Section 4(a)(2) thereof. The Purchase Agreement contains customary representations and warranties by Partnership and the Purchasers, and each party (an “indemnifying party”) has agreed to indemnify the other parties for losses resulting from the indemnifying party’s breach of any of its representations, warranties or covenants.

The Purchase Agreement is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference. The above description of the material terms of the Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to Exhibit 10.1.

On April 21, 2016, the Partnership issued a press release announcing the entry into the Purchase Agreement. A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 3.02	Unregistered Sales of Equity Securities

The information regarding the Private Placement set forth in Item 1.01 of this Current Report is incorporated by reference into this Item 3.02. The Private Placement of the Preferred Units pursuant to the Purchase Agreement will be undertaken in reliance upon an exemption from the registration requirements of the Securities Act pursuant to Section 4(a)(2) thereof.

Item 9.01  Financial Statements and Exhibits.

(d)  Exhibits.

Exhibit No.	Description

10.1
Class A Convertible Preferred Unit and Warrant Purchase Agreement, dated as of April 21, 2016, by and among NGL Energy Partners LP, Highstar NGL Prism/IV-A Interco LLC and Highstar NGL Main Interco LLC.

99.1	Press release dated April 21, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NGL ENERGY PARTNERS LP
	By:	NGL Energy Holdings LLC,
its general partner
Date: April 27, 2016		By:	/s/ H. Michael Krimbill
H. Michael Krimbill
Chief Executive Officer

Exhibit Index

Exhibit No.	Description

10.1
Class A Convertible Preferred Unit and Warrant Purchase Agreement, dated as of April 21, 2016, by and among NGL Energy Partners LP, Highstar NGL Prism/IV-A Interco LLC and Highstar NGL Main Interco LLC.

99.1	Press release dated April 21, 2016.